Discussion Materials for the Special Committee of the Board of Directors November 14, 2013 Investment banking services are provided by Harris Williams LLC, a registered broker - dealer and member of FINRA and SIPC, and Harris Williams & Co . Ltd, which is authorized and regulated by the Financial Conduct Authority . Harris Williams & Co . is a trade name under which Harris Williams LLC and Harris Williams & Co . Ltd conduct business . Exhibit (c)(2) Strictly Confidential – For Discussion Purposes Only

Strictly Confidential – For Discussion Purposes Only Disclaimer The following pages contain material provided to the Special Committee of the Board of Directors (the "Special Committee") of Innotrac Corporation (“Innotrac” or the “Company”) by Harris Williams & Co . (“HW&Co . ”) regarding the proposed merger between the Company and Blue Eagle Holdings, L . P . , a Delaware limited partnership (the “Parent”), and Blue Eagle Acquisition Sub, Inc . , a Georgia corporation and a wholly owned Subsidiary of Parent (“Purchaser”)(the “Merger”) . HW&Co . has been retained by the Company on behalf of, and reports solely to, the Special Committee . The accompanying material was compiled and prepared on a confidential basis solely for use by the Special Committee, and may not be used for any other purpose without HW&Co . ’s prior written consent . The information utilized in preparing this material was obtained from Innotrac’s management and other Company representatives or public sources . Any estimates, projections or information for Innotrac contained herein have been prepared by management of Innotrac, or are based upon such estimates, projections or information, and involve numerous and significant subjective judgments, which may or may not be realized . HW&Co . does not take responsibility for such estimates and projections, or the basis on which they were prepared . HW&Co . has relied upon the accuracy and completeness of all financial and other information, including accounting, tax and legal information, without independent verification of such information, and has relied upon the assurances of the management of Innotrac that it is not aware of any relevant information that has been omitted or that remains undisclosed to HW&Co . No representation or warranty, express or implied, is made by HW&Co . as to the accuracy or completeness of any such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, present or future operational or financial performance of Innotrac . The material contained herein was prepared for our use in the context of a presentation to the Special Committee, which is familiar with the business and affairs of Innotrac and, accordingly, neither Innotrac nor HW&Co . nor any of their respective legal or financial advisors take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee . The accompanying material is based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed to HW&Co . as of the date of the accompanying material . HW&Co . undertakes no obligation to update or otherwise revise the accompanying material . Nothing contained herein should be construed as tax, legal, regulatory, accounting or other specialist or technical advice .

Strictly Confidential – For Discussion Purposes Only Innotrac Transaction Recap I Innotrac Valuation Considerations II Table of Contents

Strictly Confidential – For Discussion Purposes Only Introduction and Agenda I – 1 In order to render its opinion, Harris Williams & Co . (“HW&Co . ”) performed due diligence on Innotrac Corporation (“Innotrac” or the “Company”) and the proposed transaction, including, but not limited to : • Interviewed Innotrac management, directors, and other advisors of Innotrac to discuss matters we believe relevant to our Opin ion . • Reviewed the Company’s December 31, 2010, 2011, and 2012 audited financial statements, as well as estimated and projected financial statements for the years 2013 through 2017. • Discussed the current operations and prospects of the Company with certain officers and employees of the Company. • Reviewed market research in the eCommerce sector, specifically related to fulfillment services, to better understand the unde rly ing dynamics and risks of Innotrac’s business. • Analyzed certain financial, stock market, and other publicly available information relating to companies with operations that we considered generally comparable to Innotrac. • Researched and analyzed applicable discounts and premiums to account for size, liquidity, and control. • Considered financial and other terms related to mergers and acquisitions that we considered generally comparable to the propo sed transaction and otherwise relevant to our review. • Reviewed the indications of interest (“IOIs”) and offers received by Innotrac referenced in the following transaction timelin e. • Reviewed the letter of intent (“LOI”) delivered by the parties in connection with the proposed transaction including the mark up to the merger agreement provided by certain of such parties. • Reviewed most recent draft of the merger agreement.

Strictly Confidential – For Discussion Purposes Only

Harris Williams & Co.
middle market

Summary Transaction Timeline

Member FINRA/SIPC

Date	Event
March 27, 2013	Steve Keaveney (Chief Financial Officer) makes initial contact with HW&Co.
April 3, 2013	Initial meeting with Scott Dorfman (Chief Executive Officer) and Steve Keaveney
April 15, 2013	Diligence Meeting with Kilpatrick Townsend Stockton ("KTS"), Scott Dorfman, and Steve Keaveney ("Management") in Atlanta
May 3, 2013	Special Committee interview in Atlanta
May 20, 2013	Engagement letters executed by HW&Co. and the Special Committee
June 4-5, 2013	HW&Co. conducts diligence meetings in Bolingbrook and Hebron
June 10, 2013	Conference call with Special Committee and KTS to discuss process and IPOF
June 21, 2013	Meeting with Special Committee and KTS at Marriott Gateway in Atlanta
July 15, 2013	Launch marketing calls and begin distributing marketing materials
July 29, 2013	Marketing update to Special Committee, KTS, and Management
August 22-29, 2013	Receive IOIs
August 30, 2013	Discuss IOIs with Special Committee, KTS, and Management
September 4-26, 2013	Conduct management visits in Atlanta with nine parties
September 11, 2013	Process discussion and contract discussion with Special Committee and KTS
September 30, 2013	Marketing update to Special Committee, KTS, and Management
October 9, 2013	Management provides buyers with revised projections
October 10, 2013	Special Committee, KTS, and Scott Dorfman meet with IPOF
October 15, 2013	Receive LOIs
October 17, 2013	LOI discussion with Special Committee, KTS, and Management
October 18, 2013	Provide legal memos to remaining two parties
October 22, 2013	Discuss feedback from two parties with Special Committee, KTS, and Management
October 22, 2013	Grant exclusivity to Sterling Partners
November 13, 2013	Present fairness materials to Special Committee
November 14, 2013	Provide update to the Special Committee and deliver fairness opinion

Innotrac
Intelligence. Innovation. Flexibility.

I – 2

Strictly Confidential – For Discussion Purposes Only The proposal is for $ 8 . 20 (all cash) per share paid to shareholders at closing . • $110.0 million equity consideration per merger agreement; equating to an enterprise value of $108.4 million, calculated by: – Adding existing debt obligations; – Subtracting unrestricted cash (projected balance sheet cash less $3 million estimated expenses). (1) Fully diluted shares outstanding calculated using the treasury method . (2) Estimated debt obligations as of December 31 , 2013 E balance sheet . (3) Estimated cash position calculated using December 31 , 2013 E balance sheet less $ 3 million estimated expenses . Aggregate Consideration Aggregate Consideration Summary I – 3 Offer Price $8.20 Fully Diluted Shares Outstanding 1 13,409,244 Equity Consideration per Merger Agreement $109,955,801 Plus Existing Debt Obligations 2 542,688 Plus Minority Interest 14,000 Less Cash 3 (2,082,667) Implied Enterprise Value $108,429,822

Strictly Confidential – For Discussion Purposes Only Sterling’s $ 8 . 20 per share offer represents a premium of 19 . 7 % over the closing price on November 14 , 2013 . Consideration Compared to Recent Trading Performance I – 4 Sterling's Proposed Price Per Share $8.20 Historical Period Price Per Share Premium/ (Discount) Initial Meeting (05/03/13) $3.97 106.6% Marketing Launch (07/12/13) $3.94 108.1% Average over Last 6 Months $4.66 75.9% Average Over Last 3 Months $5.31 54.4% Prior Close (11/14/13) $6.85 19.7%

Strictly Confidential – For Discussion Purposes Only Innotrac Transaction Recap I Innotrac Valuation Considerations II Table of Contents

Strictly Confidential – For Discussion Purposes Only Financial Model Overview Historical and Projected Performance Summary Income Statement For the Years Ended and Ending December 31, 2008 - 2017P and LTM September 30, 2013 ($ in thousands) (1) Freight expense includes de minimis special charges. Revised budget as of October 8, 2013. Source: Public filings and management projections. II – 1 2008 2009 2010 2011 2012 LTM 9/30/13 2013E 2014P 2015P 2016P 2017P Revenue Service Revenue $104,487 $87,362 $67,359 $74,943 $94,006 $108,024 $112,504 $128,111 $143,178 $159,632 $177,796 Freight Revenue 26,913 12,595 12,260 9,741 13,688 15,206 14,701 15,436 16,208 17,018 17,869 Total Revenue 131,400 99,957 79,619 84,684 107,694 123,230 127,205 143,548 159,385 176,650 195,665 Growth (23.9%) (20.3%) 6.4% 27.2% NA 18.1% 12.8% 11.0% 10.8% 10.8% Cost of Revenues Cost of Service Revenue 50,797 39,467 30,983 36,211 47,113 55,626 57,304 65,452 73,463 82,215 91,874 Freight Expense 1 26,458 12,469 12,069 9,642 13,150 14,640 14,179 14,888 15,632 16,414 17,235 Total Cost of Revenues 77,250 51,932 43,049 45,851 60,262 70,266 71,483 80,340 89,095 98,630 109,111 Gross Profit $54,150 $48,025 $36,570 $38,833 $47,432 $52,964 $55,721 $63,208 $70,291 $78,021 $86,554 % of Service Revenue 51.4% 54.8% 54.0% 51.7% 49.9% 48.5% 49.1% 48.9% 48.7% 48.5% 48.3% % of Total Revenue 41.2% 48.0% 45.9% 45.9% 44.0% 43.0% 43.8% 44.0% 44.1% 44.2% 44.2% Operating Expenses SG&A 45,293 40,991 35,608 36,802 39,966 44,023 45,030 46,831 48,704 50,653 52,679 D&A 4,343 4,299 3,463 3,380 3,699 3,889 3,965 4,395 4,726 5,241 5,807 Total Operating Expenses 49,636 45,290 39,071 40,182 43,665 47,912 48,995 51,227 53,431 55,893 58,486 EBITDA 8,857 7,034 962 2,031 7,466 8,944 10,691 16,377 21,586 27,368 33,875

Strictly Confidential – For Discussion Purposes Only Financial Model Overview Comparing the October Revised Forecast to the Original May Forecast Revenue Management budget / plan as of May 31, 2013. Revised budget as of October 8, 2013. For the Years Ending December 31, 2013E - 2017P ($ in mm) For the Years Ending December 31, 2013E - 2017P ($ in mm) EBITDA $106.4 $112.5 $118.6 $128.1 $132.6 $143.2 $147.9 $159.6 $164.7 $177.8 $14.6 $14.7 $15.4 $15.4 $16.1 $16.2 $16.9 $17.0 $17.8 $17.9 $121.0 $127.2 $134.0 $143.5 $148.7 $159.4 $164.8 $176.7 $182.5 $195.7 $0 $40 $80 $120 $160 $200 2013 (May) 2013 (Oct) 2014 (May) 2014 (Oct) 2015 (May) 2015 (Oct) 2016 (May) 2016 (Oct) 2017 (May) 2017 (Oct) Service Revenue Freight Revenue $10.4 $10.7 $13.5 $16.4 $18.2 $21.6 $23.4 $27.4 $29.1 $33.9 $0 $10 $20 $30 $40 2013 (May) 2013 (Oct) 2014 (May) 2014 (Oct) 2015 (May) 2015 (Oct) 2016 (May) 2016 (Oct) 2017 (May) 2017 (Oct) II – 2

Strictly Confidential – For Discussion Purposes Only Precedent Premiums Values the target company by utilizing premiums paid by acquirers in recent public company change of control transactions . Valuation Methodologies Harris Williams & Co . utilized several widely employed corporate finance methodologies to perform our valuation analysis on Innotrac . • Each of these methodologies provides insight into potential values for the Company . Public Comparables Methodology Demonstrates how public investors currently value minority positions in comparable public companies , then accounts for additional control premium . Brief Description Acquisition Comparables Demonstrates how acquirers have valued comparable companies in recent change of control transactions . Discounted Cash Flow Values the Company’s future unlevered free cash flows, discounted at a risk - adjusted rate . 52 Week Trading Range Displays e mpirical data of the range of share prices over the prior 52 weeks . II – 3

Strictly Confidential – For Discussion Purposes Only $0 $3 $6 $9 $12 $15 $18 $21 $24 $27 $0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 Innotrac Share Price Performance Average since IPO: $5.32 Last 10 Year Average: $3.77 Last 5 Year Average: $2.01 1 Month Average: $6.69 3 Month Average: $5.37 12 Month Average: $3.96 Innotrac Share Price Performance Since January 2012 January 1, 2012 – November 14, 2013 Innotrac Share Price Performance Since IPO May 11, 1998 – November 14, 2013 Current Share Price: $6.85 Valuation Observations Share Price Performance II – 4

Strictly Confidential – For Discussion Purposes Only Valuation Observations Comparative Share Price Performance Share prices for both Innotrac and its peer PFS Web have advanced substantially over the past several months . • Since the launch of marketing on July 15 , 2013 , Innotrac and PFS Web stock prices have increased 71 . 7 % and 77 . 4 % respectively . • Speed Commerce and Sykes have increased 27 . 3 % and 20 . 0 % respectively, over the same period . Innotrac and Public Comparables Performance Source: Capital IQ July 15, 2013 – November 14, 2013 (10%) 10% 30% 50% 70% 90% 110% Innotrac PFS Web Speed Commerce Sykes 3PL Providers II – 5

Strictly Confidential – For Discussion Purposes Only Valuation Observations Trading Analysis 132 151 118 447 342 432 198 198 271 50 64 41 5.3% 6.1% 4.8% 18.0% 13.8% 17.4% 8.0% 0.2% 8.0% 1.1% 0.3% 10.9% 2.0% 2.6% 1.6% 0 100 200 300 400 500 $0.00 - $1.00 $1.01 - $1.50 $1.51 - $2.00 $2.01 - $2.50 $2.51 - $3.00 $3.01 - $3.50 $3.51 - $4.00 $4.01 - $4.50 $4.51 - $5.00 $5.01 - $5.50 $5.50 - $6.00 $6.00 - $6.50 $6.50 - $7.00 $7.00 - $7.50 $7.50 - $8.00 $8.00+ Total Shares Traded (000s) Trading Analysis Shares Traded at Specific Price Ranges January 1, 2012 – November 14, 2013 January 1, 2013 – November 14, 2013 Total Shares Traded 2,482,110 Weighted Average Share Price: $3.95 138 290 432 198 198 271 50 64 41 8.0% 16.8% 25.1% 11.5% 0.3% 11.5% 1.6% 0.4% 15.7% 2.9% 3.7% 2.4% 0 100 200 300 400 500 $0.00 - $1.00 $1.01 - $1.50 $1.51 - $2.00 $2.01 - $2.50 $2.51 - $3.00 $3.01 - $3.50 $3.51 - $4.00 $4.01 - $4.50 $4.51 - $5.00 $5.01 - $5.50 $5.50 - $6.00 $6.00 - $6.50 $6.50 - $7.00 $7.00 - $7.50 $7.50 - $8.00 $8.00+ Total Shares Traded (000s) Total Shares Traded: 1,719,330 Weighted Average Share Price: $4.70 II – 6

Strictly Confidential – For Discussion Purposes Only 12.1x 12.2x 7.1x 10.3x 12.8x 10.8x 7.4x 0.0x 4.0x 8.0x 12.0x 16.0x EV / 2013E EBITDA Valuation Observations Public Company Comparables Public Comparables Balance sheet and income statement data are based on the most recent period available. Source: Public filings, Capital IQ. 3PL Providers eCommerce Focused Logistics Price at Market Cash & Net MinorityEnterprise EV/ ($ in mm, except per share data) 11/14/13 Cap Debt Equiv. Debt Interest Value (EV)2013E EBITDA eCommerce Focused Logistics PFSweb Inc. $7.61 $123 $13 $22 ($8) $0 $114 12.1x Speed Commerce, Inc. 3.50 227 12 0 12 0 240 12.2x Sykes Enterprises, Incorporated 20.65 884 113 167 (54) 0 829 7.1x 3PL Providers Forward Air Corp. $41.94 $1,284 $0 $99 ($98) $0 $1,186 10.3x Kuehne + Nagel International AG 122.24 14,636 53 1,112 (1,059) 23 13,600 12.8x Roadrunner Transportation Systems, Inc. 25.08 940 206 9 197 0 1,137 10.8x Toll Holdings Limited 5.37 3,852 1,637 472 1,166 20 5,037 7.4x Innotrac Public Comps Medians eCommerce Focused Logistics 12.1x 3PL Providers 10.6x Public Comparables 10.8x II – 7

Strictly Confidential – For Discussion Purposes Only 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x 11.0x 12.0x 13.0x 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x Valuation Observations EV / LTM EBITDA Multiple Performance Innotrac EV / LTM EBITDA Multiple Performance EV/LTM EBITDA Multiple Performance Since IPO 1 May 11, 1998 – November 14, 2013 Average since IPO: 6.4x Last 10 Year Average: 6.4x Last 5 Year Average: 5.7x EV/LTM EBITDA Multiple Performance Since January 2012 1 January 1, 2012 – November 14, 2013 NM NM NM 1 Month Average: 9.7x 3 Month Average: 7.6x 12 Month Average: 6.8x Current Multiple: 9.8x Note: NM denotes periods with low earnings and/or irregular trading activity. NM (1) EV / LTM EBITDA multiples are unadjusted or as reported. II – 8

Strictly Confidential – For Discussion Purposes Only Summary Valuation Analysis Public Company Comparables (1) Net cash of cash equivalents less ST and LT debt as of September 30, 2013 per the Company’s internal statements. (2) A 32.8% marketability and liquidity discount per CFA Institute. http://www.cfainstitute.org/learning/products/publications/inv/Documents/equity_chapter7.pptx . (3) A 14.4% control premium was applied based on the average of the 30 day and 1 day transaction premiums in the transportation i ndu stry for the last three years as reported by Capital IQ, as of 11/14/2013. (4) Fully diluted shares outstanding has been calculated using the treasury stock method, based on a share consideration of $6.75 . Median 2013E Innotrac Implied EV Multiple Range 2013E EBITDA LTM 12/31/2013E Public Comparables 10.8x $10,691 $115,818 Enterprise Value $115,818 Plus: Net Cash 1 1,610 Less: Minority Interest (14) Equity Value $117,414 Marketability and Liquidity Discount 2 33% Control Premium 3 14% Implied Equity Value $90,298 Less: Net Cash ($1,610) Plus: Minority Interest $14 Implied Enterprise Value $88,702 Fully Diluted Shares Outstanding 4 13,371 Implied Equity Value Per Share $6.75 II – 9

Strictly Confidential – For Discussion Purposes Only Valuation Observations Broader 3PL Universe Transactions Third - Party Logistics Transactions Transactions in the broader T&L universe have traded for a median of 7.8x LTM EBITDA. XPO Logistics 3P Delivery, Inc. 07/15/13 $365.0 10.1x $36.1 Forward Air Corp. Total Quality, Inc. 03/04/13 $71.0 8.1x $8.8 ComVest Investment Partners AutoInfo Inc. 05/01/13 $52.2 6.8x $7.7 XPO Logistics, Inc. Turbo Logistics, Inc. 10/25/12 $50.0 7.5x $6.7 CH Robinson Worldwide Inc. Phoenix International Freight Services Ltd. 09/25/12 $579.4 12.4x $46.8 Universal Truckload Services Inc. Linc Logistics Company 07/25/12 $307.9 6.1x $50.1 Arkansas Best Corporation Panther Expedited 06/14/12 $180.0 7.5x $24.0 TransForce Inc. Dynamex, Inc. 12/14/10 $226.3 10.8x $21.0 Genco Distribution System, Inc. ATC Technology Corporation 10/24/10 $417.1 5.8x $71.3 Sterling Partners and CPP Investment Board Livingston International Income Fund 10/08/09 $419.3 10.0x $41.8 Median $267.1 7.8x $30.1 High $579.4 12.4x $71.3 Low $50.0 5.8x $6.7 Sources: Capital IQ, SEC filings, company press releases EV / Target Acquirer Target Date EV EBITDA EBITDA II – 10

Strictly Confidential – For Discussion Purposes Only Summary Valuation Analysis Comparable Acquisitions (1) Net cash of cash equivalents less ST and LT debt as of September 30, 2013 per the Company’s internal statements. (2) Fully diluted shares outstanding has been calculated using the treasury stock method, based on a share consideration of $5.36 . Multiple Range LTM Implied Low Median High 9/30/13 EBITDA Enterprise Value 3PL Transactions 5.8x - 7.8x - 12.4x $8,944 $69,763 Enterprise Value $69,763 Plus: Net Cash 1 1,610 Less: Minority Interest (14) Equity Value $71,359 Fully Diluted Shares Outstanding 2 13,316 Implied Equity Value Per Share $5.36 II – 11

Strictly Confidential – For Discussion Purposes Only Median premiums paid for transportation and logistics acquisitions in excess of $50 million were 17.5% 30 days prior and 11.4% 1 day prior. Premiums Analysis Valuation Observations Premiums Analysis Implied Valuation 1 (Numbers in 000’s, except per share data) (1) Fully diluted shares outstanding includes 340,000 options exercised under treasury stock method. (2) Net cash of cash equivalents less ST and LT debt as of September 30, 2013 per the Company’s internal statements. Premiums to Prior Trading Period For the Three Years Ended November 14, 2013 North American transportation and logistics acquisitions greater than $50 million in implied enterprise value Premia to 30 Days Prior 1 Day Prior Median 17.5% 11.4% 5 7 3 2 3 2 4 7 3 2 4 2 2 2 0 1 2 3 4 5 6 7 8 0 - 10% 10 - 20% 20 - 30% 40 - 50% 50 - 60% 60 - 70% 70% - 80% 80%+ # of Transactions 30 Days Prior 1 Day Prior 30 Days Prior 1 Day Prior Current Share Price $5.10 $6.85 Median Premium 17.5% 11.4% Implied Share Price $5.99 $7.63 Fully Diluted Shares Outstanding 1 13,344 13,396 Implied Equity Value $79,976 $102,196 Less: Net Cash 2 (1,610) (1,610) Plus: Minority Interest 14 14 Enterprise Value $78,380 $100,600 II – 12

Strictly Confidential – For Discussion Purposes Only Based on the discounted cash flow analysis, the implied share price for Innotrac is within the range of $7.24 - $7.72 per share. Valuation Observations Discounted Cash Flow and WACC Discounted Cash Flow and WACC Share Price Sensitivity - Equity Value ($ in 000s) Perpetuity Growth Rate 2.5% 3.0% 3.5% 4.0% 4.5% 16.7% $7.38 $7.52 $7.67 $7.82 $7.99 17.2% 7.29 7.42 7.57 7.72 7.89 17.7% 7.20 7.33 7.47 7.62 7.79 18.2% 7.11 7.24 7.38 7.52 7.68 18.7% 7.02 7.15 7.28 7.43 7.59 WACC WEIGHTED AVERAGE COST OF CAPITAL Cost of Debt: Kd = Yield to maturity on long-term debt obligations Kd = Cost of Debt from Credit Facility (2) Kd = 4.2% Cost of Equity: Ke = Risk Free Rate + Company Risk Premium Ke = Rf + [ Relevered Comparable Co. Beta x Equity Risk Premium] + Small Co. Premium Discount Rate (WACC) Ke = 3.8% + [ 1.15 x 6.7 ] + 6.4% Ke = 17.9% Weighted Average Cost of Capital: WACC = [ (D/C) (1-t) Kd] + [ (E/C) Ke] WACC = [ 0.9% x 65.0% x 4.2% ] + [ 99.1% x 17.9% ] WACC 17.7% WACC COMPONENTS Date 11/14/2013 Risk Free Rate (Rf) (1) 3.8% Cost of Debt (Kd) (2) L+400bps Cost of Debt (Kd) 4.2% Post-Tax Cost of Debt 2.8% Innotrac Beta 1.73 Cost of Equity (Ke) 17.9% Equity Risk Premium (Rm-Rf) (3) 6.7% Tax Rate 40.0% Target Company's Debt 0.84 Target Company's Equity 90.73 Target Company's Debt/Equity 0.9% Target Company's Equity/Capitalization 99.1% Small Company Premium (4) 6.4% (1) The risk free rate (Rf) is based on the 30 year Treasury Yield. (2) Credit facility cites cost of debt to be Libor + 4% according to 10-K. (3) Equity Risk Premium = Average Market Return - Risk Free Rate (calculated over last 30 years by Ibbotson & Sinqufield) (4) Small Company Premium = Microcap (size range $1M-$477M) Premium in Excess of CAPM (calculated over last 30 years by Ibbotson & Sinqufield) II – 13 Net Present Value Calculation Dec-13 NPV of Free Cash Flow $25,761 NPV of Terminal Value 56,431 NPV of Tax Shields 13,331 Enterprise Value 95,523 Plus: Cash & Equivalents 5,083 Less: Total Debt (543) Less: Minority Interest (14) Equity Value 100,049 Shares Outstanding 13,392 Equity Value / Share $7.47 Assumptions: Perpetuity Growth Rate 3.5% Base Discount Rate 17.7% Tax Rate 40.0%

Strictly Confidential – For Discussion Purposes Only Summary Valuation Observations As of November 14, 2013 52 Week Trading Range Public Comparables Acquisition Comparables Precedent Premia Discounted Cash Flow $5.02- $5.69 $2.05-$8.25 $6.35- $7.15 $5.99-$7.63 $7.24- $7.72 Implied Share Price $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 $11.00 Enterprise Value ($mm) 1 $9 $22 $36 $49 $63 $76 $90 $103 $116 $130 $143 Current Share Price Sterling Offer Price (1) 52 week trading range includes intraday highs and lows. (2) Implied enterprise value for the football field based on net debt of ST and LT debt less cash equivalents per the Company’s projections. Enterprise value assumes $14,000 in minority interest. II – 14

Strictly Confidential – For Discussion Purposes Only Summary Valuation Observations The range of implied share prices for Innotrac based on the four valuation methodologies ranges from $ 5 . 02 to $ 7 . 72 per common share . Implied Innotrac Valuation • HW reviewed each of the valuation methodologies independently, with no particular method weighted more than the others. • HW conducted a robust auction process that included 78 financial and 30 strategic buyers to create a highly competitive process. • In view of the foregoing, HW believes that the consideration of $8.20 per share is fair, from a financial point of view. • Full opinion to follow under separate cover. ($ in thousands, except per share data) Public Comparable Company Analysis $6.35 $7.15 Comparable Merger and Acquisition Analysis $5.02 $5.69 Precedent Premium Analysis $5.99 $7.63 Discounted Cash Flow Analysis $7.24 $7.72 Low-High $5.02 $7.72 Sterling Partners Offer Share Price Value Range Share Price $8.20 II – 15